EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


January 11, 2000



Nuveen Tax-Free Unit Trust, Series 1143
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1143
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1143


Dear Sirs:


    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1143 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN